Exhibit 10.1

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of November 2, 2023, and is made between Quaint Oak Bancorp, Inc., a Pennsylvania corporation (the “Company”), and ItalBank International Inc., an international banking entity incorporated in the Commonwealth of Puerto Rico (the “Purchaser”).

RECITALS

WHEREAS, subject to the terms and conditions set forth in this Agreement, the Company desires to issue and sell to the Purchaser, and the Purchaser desires to purchase from the Company, shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), as more fully described in the Agreement.

WHEREAS, the Purchaser is a “qualified institutional buyer,” as such term is defined in Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”) or an “accredited investor” as such term is contemplated by Rule 501 of Regulation D (“Regulation D”) promulgated under the Securities Act.

WHEREAS, the sale of the Shares by the Company is being made in reliance upon the exemption under Section 4(a)(2) of the Securities Act and the provisions of Rule 506(b) of Regulation D promulgated thereunder.

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

AGREEMENT

1.    DEFINITIONS.

1.1    Defined Terms. The following capitalized terms generally used in this Agreement have the meanings defined or referenced below. Certain other capitalized terms used only in specific sections of this Agreement may be defined in such sections.

“Affiliate(s)” means, with respect to any Person, such Person’s immediate family members, partners, members or parent and subsidiary corporations, and any other Person directly or indirectly controlling, controlled by, or under common control with said Person and their respective Affiliates.

“Agreement” has the meaning set forth in the preamble hereto.

“Bank” means Quaint Oak Bank, a Pennsylvania-chartered stock savings bank and a wholly owned subsidiary of the Company.

“Beneficial Ownership” is defined in Rules 13d-3 and 13d-5 of the Exchange Act.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banking institutions in the Commonwealth of Pennsylvania are permitted or required by any applicable law or executive order to close.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” has the meaning set forth in Section 4.1

“Common Stock” has the meaning set forth in the preamble hereto.

“Company” has the meaning set forth in the preamble hereto and shall include any successor to Company by merger or otherwise.

“Company’s Reports” means (a) Company’s annual report on Form 10-K for the year ended December 31, 2022, as filed with the SEC, (b) Company’s quarterly reports on Form 10-Q, as filed with the SEC since December 31, 2022, (c) any Current Report on Form 8-K, as filed or finished by Company with the SEC since December 31, 2022, (d) the Consolidated Report of Condition and Income on Form FFIEC 041 filed by the Bank for the period ended June 30, 2023 and (e) the Parent Company Only Financial Statements on Form FR Y-9SP for the period ended June 30, 2023.

“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person which is not a corporation, and any and all warrants, options or other rights to purchase any of the foregoing.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and the regulations of the SEC promulgated thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“Financial Statements” shall have the meaning set forth in Section 5.4.1.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Agency(ies)” means, individually or collectively, any federal, state, county or local governmental department, commission, board, regulatory authority or agency (including, without limitation, each applicable Regulatory Agency) with jurisdiction over Company or any of its Subsidiaries.

“Governmental Licenses” has the meaning set forth in Section 5.3.

“Hazardous Materials” means flammable explosives, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, radioactive materials, hazardous wastes, toxic or contaminated substances or similar materials, including, without limitation, any substances which are “hazardous substances,” “hazardous wastes,” “hazardous materials” or “toxic substances” under the Hazardous Materials Laws and/or other applicable environmental laws, ordinances or regulations.

“Hazardous Materials Laws” mean any laws, regulations, permits, licenses or requirements pertaining to the protection, preservation, conservation or regulation of the environment which relates to real property, including: the Clean Air Act, as amended, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (including the Superfund Amendments and Reauthorization Act of 1986), 42 U.S.C. Section 9601 et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Occupational Safety and Health Act, as amended, 29 U.S.C. Section 651, the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. Section 11001 et seq.; the Mine Safety and Health Act of 1977, as amended, 30 U.S.C. Section 801 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; and all comparable state and local laws, laws of other jurisdictions or orders and regulations.

“Indebtedness” means and includes: (i) all items arising from the borrowing of money that, according to GAAP as in effect from time to time, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company and its Subsidiaries; and (ii) all obligations secured by any lien in property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed; provided, however, Indebtedness shall not include deposits or other indebtedness created, incurred or maintained in the ordinary course of the business of the Company or the Bank (including, without limitation, federal funds purchased, advances from any Federal Home Loan Bank, secured deposits of municipalities, letters of credit issued by the Company or the Bank, repurchase arrangements, and indebtedness arising from interest rate hedging transactions) and consistent with customary banking practices and applicable laws and regulations.

“Injunction” shall have the meaning set forth in Section 4.4(i).

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of the executive officers of the Company after reasonable investigation and assuming such knowledge as the individual would have as a result of the reasonable performance of his or her duties in the ordinary course.

“Leases” means all leases, licenses or other documents providing for the use or occupancy of any portion of any Property, including all amendments, extensions, renewals, supplements, modifications, sublets and assignments thereof and all separate letters or separate agreements relating thereto.

“Material Adverse Effect” means, with respect to any Person, any change or effect that (i) is or would be reasonably likely to be material and adverse to the financial position, results of operations or business of such Person, or (ii) would materially impair the ability of any Person to perform its respective obligations under any of the Agreement, or otherwise materially impede the consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (1) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Agencies, (2) changes in GAAP or regulatory accounting requirements applicable to financial institutions and their holding companies generally, (3) changes after the date of this Agreement in general economic or capital market conditions affecting financial institutions or their market prices generally and not specifically related to the Company or the Purchaser, (4) direct effects of compliance with this Agreement on the operating performance of the Company or the Purchaser, including expenses incurred by the Company or the Purchaser in consummating the transactions contemplated by this Agreement, and (5) the effects of any action or omission taken by the Company with the prior written consent of the Purchaser, and vice versa, or as otherwise contemplated by this Agreement.

“Per Share Purchase Price” has the meaning set forth in Section 2.1.

“Person” means an individual, a corporation (whether or not for profit), a partnership, a limited liability company, a joint venture, an association, a trust, an unincorporated organization, a government or any department or agency thereof (including a Governmental Agency) or any other entity or organization.

“Property” means any real property owned or leased by the Company or any Affiliate or Subsidiary of the Company.

“Purchase Price” means, with respect to the Purchaser, the Per Share Price multiplied by the number of Closing Shares.

“Purchaser” has the meaning set forth in the preamble hereto.

“Regulation D” has the meaning set forth in the preamble hereto.

“Regulatory Agencies” means any federal or state agency charged with the supervision or regulation of depositary institutions or holding companies of depositary institutions, or engaged in the insurance of depositary institution deposits, or any court, administrative agency or commission or other authority, body or agency having supervisory or regulatory authority with respect to the Company, the Bank or any of their Subsidiaries.

“Securities Act” has the meaning set forth in the preamble hereto.

“SEC” means the Securities and Exchange Commission.

“Shares” has the meaning set forth in Section 2.1.

“Subsidiary” means with respect to any Person, any corporation or entity in which a majority of the outstanding Equity Interest is directly or indirectly owned by such Person.

1.2    Interpretations. The foregoing definitions are equally applicable to both the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of like import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “including” when used in this Agreement without the phrase “without limitation,” shall mean “including, without limitation.” All references to time of day herein are references to Eastern time unless otherwise specifically provided. All references to the Agreement shall be deemed to be to such document as amended, modified or restated from time to time. With respect to any reference in this Agreement to any defined term, (i) if such defined term refers to a Person, then it shall also mean all heirs, legal representatives and permitted successors and assigns of such Person, and (ii) if such defined term refers to a document, instrument or agreement, then it shall also include any replacement, extension or other modification thereof.

2.    SALE OF SHARES.

2.1    Upon the terms and subject to the conditions set forth in this Agreement, the Company shall sell and issue an aggregate of 117,125 shares of Common Stock (the “Shares”) at a purchase price of $13.87 per Share (the “Per Share Purchase Price”), to the Purchaser, provided that the Purchaser will Beneficially Own no more than 4.9% of the shares of Common Stock issued and outstanding upon the consummation of the Closing.

2.2    In determining the number of shares of Common Stock that shall equal the designated percentage of outstanding shares of Common Stock for purposes of Section 2.1, the percentage shall be the equivalent of a fraction for which (i) the numerator shall equal the aggregate number of shares of Common Stock owned or being acquired by the Purchaser at the time of reference (taking into account any purchase by the Purchaser then being completed); and (ii) the denominator shall equal the total number of shares of Common Stock of the Company that are or will be outstanding at the time of reference (taking into account any purchase of Common Stock by the Purchaser and any other Person then being completed).

3.    PURCHASE OF SHARES. The Company and the Purchaser agree that the Purchaser will purchase from the Company and the Company will issue and sell to the Purchaser the Shares at the Per Share Purchase Price pursuant to the terms and conditions hereof. The purchase of the Shares shall not cause the Purchaser, together with any other Person whose Beneficial Ownership of Company securities would be aggregated with the Purchaser’s Beneficial Ownership of Company securities for purposes of any bank regulation or Law, to collectively own, control or have the power to vote, as of the Closing, more than 4.9% of the issued and outstanding shares of Common Stock.

4.    CLOSING AND SETTLEMENT.

4.1    Closing and Settlement. Subject to the terms and conditions set forth herein, the completion of the purchase and sale of the Shares (the “Closing”) shall occur immediately following the satisfaction (or, to the extent permitted, waiver) of the conditions set forth in Sections 4.2, 4.3 and 4.4 (such date and time being herein called the “Closing Date”).

4.2    On or prior to the Closing, the Company shall deliver or cause to be delivered to the Purchaser the following:

(a)    this Agreement executed by the Company;

(b)    the number of shares of Common Stock provided for pursuant to Section 2 in certificated or uncertificated book entry form (pursuant to written instructions provided by the Purchaser to the Company in advance of the Closing Date); and

(c)    A certificate executed on behalf of the Company by the Chief Executive Officer or the Chief Financial Officer of the Company certifying to the effect that:

(i)    the representations, warranties and agreements of the Company in Section 5 hereof are true and correct as of the Closing Date and the Company has complied with all its agreements contained herein and the Company shall have performed, satisfied and complied with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by it at or prior to the Closing;

(ii)    such officer has examined the Financial Statements (as defined herein) and, in their opinion, (except to the extent superseded by statements in later-prepared documents comprising part of the Financial Statements and delivered to the Purchaser as of the date of this Agreement), as of the Closing Date, the Financial Statements do not contain any untrue statement of a material fact nor omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, with respect to the respective periods covered by such Financial Statements; and

(iii)     from the date hereof to the Closing Date, there has not been any event or series of events, change, occurrence or development or a state of circumstances or facts (including any events, changes, occurrences, developments, state of circumstances or facts existing prior to the date hereof but which become known during such period) that, individually or in the aggregate, has had, or would reasonably be expected to have, a Material Adverse Effect.

4.3    On or prior to the Closing, the Purchaser shall deliver or cause to be delivered to the Company the following:

(a)    this Agreement executed by the Purchaser; and

(b)    the Purchase Price by wire transfer to an account designated in writing reasonably in advance of Closing by the Company.

4.4    The obligation of the Purchaser to effect the Closing is subject to the satisfaction or written waiver by the Purchaser prior to the Closing of the following additional conditions:

(i)    no order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the purchase of the Shares or the other transactions contemplated by this Agreement;

(ii)    the representations and warranties of the Company set forth in Section 5 of this Agreement that (A) are not made as of a specific date shall have been true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date as though made as of the Closing Date, and (B) are made as of a specific date shall have been true and correct as of such specific date, in each case, except where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(iii)    the Company shall have performed in all material respects all obligations required to be performed by it at or prior to the Closing under this Agreement;

(iv)    since the date of this Agreement, there shall not have occurred and be continuing any circumstance, event, change, development or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(v)    the Purchaser shall have received any regulatory approval contemplated by Section 6.7 hereof required to consummate the purchase of the Shares prior to as of the Closing Date, as applicable; and

(vi)    the purchase of the Shares by the Purchaser shall not cause the Purchaser, together with (i) the shares of Common Stock and (ii) any other Person whose Company securities would be aggregated with the Purchaser’s Company securities for purposes of any banking regulation or law, to collectively be deemed to own, control or have the power to vote securities which (assuming, for this purpose only, full conversion and/or exercise of such securities by the Purchaser and such other persons) would represent as of the Closing, more than 4.9% of the issued and outstanding shares of Common Stock.

5.    REPRESENTATIONS AND WARRANTIES OF COMPANY.

Company hereby represents and warrants to the Purchaser as follows:

5.1    Organization and Authority.

(a)     Organizational Matters of Company and Its Subsidiaries.

5.1.1     The Company is duly organized and validly existing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to conduct its business and activities as presently conducted, to own its properties, and to perform its obligations under the Agreement. The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The Company is duly registered as a savings and loan holding company under the Home Owners’ Loan Act, as amended.

5.1.2     The Bank is validly existing as a Pennsylvania-chartered savings bank and has all requisite corporate power and authority to conduct its business and activities as presently conducted and to own its properties. The Bank is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. The deposit accounts of the Bank are insured by the FDIC up to applicable limits. Neither the Company nor the Bank has received any notice or other information indicating that the Bank is not an “insured depository institution” as defined in 12 U.S.C. Section 1813, nor has any event occurred which could reasonably be expected to adversely affect the status of the Bank as an FDIC-insured institution.

5.1.3    Schedule 5.1.3 lists each Subsidiary of the Company (other than the Bank) or the Bank, and each has been duly organized and is validly existing under the laws of the jurisdiction of its incorporation or formation, has all requisite corporate power and authority to own, lease and operate its properties and to conduct its business and is duly qualified as a foreign entity to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except where the failure so to qualify or to be in good standing would not result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. All of the issued and outstanding shares of capital stock or other equity interests in each Subsidiary have been duly authorized and validly issued, are fully paid and non-assessable and are owned by the Company or the Bank, directly or through Subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim; none of the outstanding shares of capital stock of, or other equity interests in, any Subsidiary were issued in violation of the preemptive or similar rights of any security holder of such Subsidiary or any other entity.

(b)    Capital Stock and Related Matters. The Articles of Incorporation of the Company authorize the Company to issue 9,000,000 shares of Common Stock and 1,000,000 shares of serial preferred stock, par value $0.01 per share. As of the date of this Agreement, there are 2,273,160 shares of the Company’s common stock issued and outstanding and no shares of the Company’s preferred stock issued and outstanding. All of the outstanding capital stock of the Company has been duly authorized and validly issued and is fully paid and nonassessable. There are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment to any Person except pursuant to the Company’s equity incentive plans duly adopted by the Company’s Board of Directors.

5.2    No Impediment to Transaction.

5.2.1    Transaction is Legal and Authorized. The issuance of the Shares, the execution of the Agreement and compliance by the Company with all of the provisions of the Agreement are within the corporate and other powers of the Company.

5.2.2    Agreement. This Agreement has been duly authorized, executed and delivered, and, assuming due authorization, execution and delivery by the other parties thereto, constitutes the legal, valid and binding obligations of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

5.2.3    Common Stock Authorized. The Shares of Common Stock to be issued pursuant to the Agreement have been duly authorized and, when issued pursuant to the Agreement upon receipt by the Company of the consideration provided for therein, will be validly issued, fully paid and non-assessable

5.2.4    No Defaults or Restrictions. Neither the execution and delivery of the Agreement nor compliance with their respective terms and conditions will (i) violate, conflict with or result in a breach of, or constitute a default under: (1) the Articles of Incorporation or Bylaws of the Company; (2) any of the terms, obligations, covenants, conditions or provisions of any corporate restriction or of any contract, agreement, indenture, mortgage, deed of trust, pledge, bank loan or credit agreement, or any other agreement or instrument to which the Company or the Bank, as applicable, is now a party or by which it or any of its properties may be bound or affected; (3) any judgment, order, writ, injunction, decree or demand of any court, arbitrator, grand jury, or Governmental Agency; or (4) any statute, rule or regulation applicable to the Company, except, in the case of items (2), (3) or (4), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole, or (ii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any property or asset of the Company. Neither the Company nor the Bank is in default in the performance, observance or fulfillment of any of the terms, obligations, covenants, conditions or provisions contained in any indenture or other agreement creating, evidencing or securing Indebtedness of any kind or pursuant to which any such Indebtedness is issued, or any other agreement or instrument to which the Company or the Bank is a party or by which the Company or the Bank or any of its properties may be bound or affected, except, in each case, only such defaults that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

5.2.5    Governmental Consent. No governmental orders, permissions, consents, approvals or authorizations are required to be obtained by the Company that have not been obtained, and no registrations or declarations are required to be filed by the Company that have not been filed in connection with, or, in contemplation of, the execution and delivery of, and performance under, the Agreement, except for applicable requirements, if any, of the Securities Act or state securities laws or “blue sky” laws of the various states.

5.3    Possession of Licenses and Permits. Each of the Company, the Bank and the Bank’s Subsidiaries possess such permits, licenses, approvals, consents and other authorizations (collectively, “Governmental Licenses”) issued by the appropriate Governmental Agencies necessary to conduct the business now operated by it except where the failure to possess such Governmental Licenses would not, singularly or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; the Company and each Subsidiary of Company is in compliance with the terms and conditions of all such Governmental Licenses, except where the failure so to comply would not, singly or in the aggregate, have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; all of the Governmental Licenses are valid and in full force and effect, except where the invalidity of such Governmental Licenses or the failure of such Governmental Licenses to be in full force and effect would not have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole; and neither the Company nor any Subsidiary of the Company has received any notice of proceedings relating to the revocation or modification of any such Governmental Licenses.

5.4    Financial Condition.

5.4.1    Financial Statements. The financial statements of the Company or the Bank, as applicable, included in the Company’s Reports (including the related notes, where applicable) (the “Financial Statements”), which have been provided to the Purchaser (i) have been prepared from, and are in accordance with, the books and records of the Company or the Bank, as applicable; (ii) fairly present in all material respects the results of operations, changes in stockholders’ equity and financial condition of the Company or the Bank, as applicable, and, where applicable, its consolidated Subsidiaries, for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), as applicable; (iii) complied as to form, as of their respective dates of filing in all material respects with applicable accounting and banking requirements as applicable, with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as required by any regulatory accounting practices. The books and records of the Company and the Bank have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither the Company nor the Bank has any material liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of the Company and the Bank contained in the Company’s Reports for the most recently completed quarterly or annual fiscal period, as applicable, and for liabilities incurred in the ordinary course of business consistent with past practice or in connection with this Agreement and the transactions contemplated hereby.

5.4.2    Controls. The Company, the Bank and the Bank’s Subsidiaries have established and maintain a system of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that pertain to the maintenance of records that accurately and fairly reflect the transactions and dispositions of the Company’s assets (on a consolidated basis), provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Company’s and Bank’s receipts and expenditures and receipts and expenditures of each of the Company’s other Subsidiaries are being made only in accordance with authorizations of the Company management and Board of Directors, and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets of the Company on a consolidated basis that could have a material effect on the Financial Statements. The Company believes such internal control over financial reporting is effective to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Financial Statements for external purposes in accordance with GAAP. Since the conclusion of the Company’s last completed fiscal year, to the Company’s knowledge there has not been and there currently is not (i) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting which are reasonably likely to adversely affect its ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s or Bank’s internal control over financial reporting and the internal control over financial reporting of each other applicable Subsidiary of the Company. The Company (A) has implemented and maintains (as defined in Rule 13a-15(e) of the Exchange Act disclosure controls and procedures it believes are reasonably designed and maintained to ensure that material information relating to the Company is made known to the Chief Executive Officer and the Chief Financial Officer of the Company by others within the Company and (B) has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect the Company’s internal controls over financial reporting and of which the Company has knowledge. Such disclosure controls and procedures are effective for the purposes for which they were established.

5.4.3    Absence of Default. Since the date of the latest audited financial statements, no event has occurred which either of itself or with the lapse of time or the giving of notice or both, would give any creditor of the Company or Bank the right to accelerate the maturity of any material Indebtedness of the Company or Bank. Neither the Company nor Bank is in default under any other Lease, agreement or instrument, or any law, rule, regulation, order, writ, injunction, decree, determination or award, non-compliance with which could reasonably be expected to result in a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

5.4.4    Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Company has capital sufficient to carry on its business and transactions and is solvent and able to pay its debts as they mature. No transfer of property is being made and no indebtedness is being incurred in connection with the transactions contemplated by this Agreement with the intent to hinder, delay or defraud either present or future creditors of the Company or any Subsidiary of Company.

5.4.5    Ownership of Property. The Company and each of its Subsidiaries has good and marketable title as to all real property owned by it and good title to all assets and properties owned by the Company and such Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent balance sheet contained in the Company’s Reports or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheet), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to the Federal Home Loan Bank of Pittsburgh, inter-bank credit facilities, reverse repurchase agreements or any transaction by the Bank acting in a fiduciary capacity, (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith and (iii) such as do not, singly or in the aggregate, materially affect the value of such property and do not materially interfere with the use made and proposed to be made of such property by the Company or any of its Subsidiaries. The Company and each of its Subsidiaries, as lessee, has the right under valid and existing Leases of real and personal properties that are material to the Company or such Subsidiary, as applicable, in the conduct of its business to occupy or use all such properties as are presently occupied and used by it. Such existing Leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such Leases and lease commitments are as disclosed in all material respects in the Company’s Reports.

5.4.6    No Material Adverse Change. Except as disclosed in the Company’s Reports and as previously disclosed to the Purchaser, since the date of the latest audited financial statements included in the Company’s Reports, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

5.5    Legal Matters.

5.5.1    Compliance with Law. Except as disclosed in the Company’s Reports and as previously disclosed to the Purchaser, each of the Company, the Bank and each of their Subsidiaries (i) has complied with and (ii) is not under investigation with respect to, and has not been threatened to be charged with or given any notice of any material violation of, any applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of its business or the ownership of its properties, except where any such failure to comply or violation would not reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole. Each of the Company, the Bank and each of their Subsidiaries (x) has complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any Governmental Agency, and their own privacy policies and written commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees, , and (y) at no time during the two (2) years prior to the date hereof has received any notice asserting any such violations.

5.5.2    Regulatory Enforcement Actions. Each of the Company, the Bank and its Subsidiaries is in compliance in all material respects with all laws administered by and regulations of any Governmental Agency applicable to it or to them.

5.5.3    Pending Litigation. There are no actions, suits, proceedings or written agreements pending, or, to the Company’s knowledge, threatened or proposed, against the Company, the Bank or any of its Subsidiaries at law or in equity or before or by any federal, state, municipal, or other governmental department, commission, board, or other administrative agency, domestic or foreign (collectively an “Action”), that (i) except as set forth in the Company’s Reports, would have been required to be disclosed in the Company’s Reports or would have been required to be disclosed in the Company’s Reports, but for the fact that such action was pending following the date of the most recent Company’s Reports, or (ii) either separately or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole or affect issuance of the Shares; and neither the Company nor any of its Subsidiaries is a party to or named as subject to the provisions of any order, writ, injunction, or decree of, or any written agreement with, any court, commission, board or agency, domestic or foreign, that either separately or in the aggregate, will have a Material Adverse Effect on the Company and its Subsidiaries taken as a whole.

5.5.4    Environmental. No Property is or, to the Company’s knowledge, has been a site for the use, generation, manufacture, storage, treatment, release, threatened release, discharge, disposal, transportation or presence of any Hazardous Materials and neither the Company nor Bank has engaged in such activities. There are no claims or actions pending or, to the Company’s knowledge, threatened against the Company or Bank by any Governmental Agency or by any other Person relating to any Hazardous Materials or pursuant to any Hazardous Materials Law.

5.5.5    Brokerage Commissions. Neither the Company nor any Affiliate of the Company is obligated to pay any brokerage commission or finder’s fee to any Person in connection with the transactions contemplated by this Agreement.

5.5.6    Investment Company Act. Neither the Company nor the Bank is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

5.6    No Misstatement. No information, exhibit, report, schedule or document, when viewed together as a whole, furnished by the Company to the Purchaser in connection with the negotiation, execution or performance of this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances when made or furnished to the Purchaser and as of the Closing Date.

5.7    Tax Matters. Each of the Company and the Bank has (i) filed all material foreign, U.S. federal, state and local tax returns, information returns and similar reports that are required to be filed, and all such tax returns are true, correct and complete in all material respects, and (ii) paid all material taxes required to be paid by it and any other material assessment, fine or penalty levied against it other than taxes (x) currently payable without penalty or interest, or (y) being contested in good faith by appropriate proceedings.

5.8    Offering of Securities. Neither the Company nor any Person acting on its behalf has taken any action which would subject the offering, issuance or sale of the Shares to the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Shares pursuant to the transactions contemplated by the Agreement. Assuming the accuracy of the Purchaser’s representations and warranties set forth in this Agreement, no registration under the Securities Act is required for the offer and sale of the Shares by the Company to the Purchaser.

5.9    No Integrated Offering. Assuming the accuracy of the Purchasers’ representations and warranties set forth herein, none of the Company, its Subsidiaries or any of its Affiliates or any Person acting on its behalf has, directly or indirectly made any offers or sales of any Company security or solicited any offers to buy any Company security under circumstances that would cause the offering of the Shares pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of any applicable Law or stockholder approval provisions, including, without limitation, under the rules and regulations of any trading market on which any of the securities of the Company are listed or quoted.

5.10    Reporting Compliance. The Company is currently subject to, and is in compliance in all material respects with, the reporting requirements of Section 13 of the Exchange Act. Company’s Reports at the time they were or hereafter are filed with the SEC, complied and will comply in all material respects with the requirements of the Exchange Act and did not and do not include any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were or are made, not misleading.

5.11    Representations and Warranties Generally. The representations and warranties of the Company set forth in this Agreement and in any certificate signed by an officer and delivered to the Purchaser pursuant to or in connection with this Agreement (to the extent provided prior to Closing) are true and correct as of the date hereof and will be true and correct as of the Closing Date and as otherwise specifically provided herein or therein. None of the representations, warranties, covenants and agreements made in this Agreement or in any certificate or other document delivered to the Purchaser by or on behalf of the Company pursuant to or in connection with this Agreement contains any untrue statement of a material fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances when made and as of the Closing Date.

6.    GENERAL COVENANTS, CONDITIONS AND AGREEMENTS.

The Company and the Purchaser hereby further covenant and agree as follows:

6.1    Compliance with Agreement. The Company shall, and shall cause the Bank to, comply with, observe and timely perform each and every one of the covenants, agreements and obligations under the Agreement.

6.2    Affiliate Transactions. The Company shall not itself, nor shall it cause, permit or allow any Subsidiary to enter into any transaction, including, the purchase, sale or exchange of property or the rendering of any service, with any Affiliate of the Company except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Affiliate’s business and upon terms consistent with applicable laws and regulations and reasonably found by the appropriate board(s) of directors to be fair and reasonable and no less favorable to the Company or such Affiliate than would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

6.3    Reservation of Common Stock. As of the date hereof, the Company has reserved the Shares of Common Stock to be issued pursuant to this Agreement and will keep available at all times, free of preemptive rights, a sufficient number of shares of Common Stock for issuance pursuant to this Agreement.

6.4    Integration. The Company shall not sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in Section 2 of the Securities Act) that would be integrated with the offer or sale of the Shares under applicable Law or the rules and regulations of any trading market.

6.5    Corporate Existence. Through the Closing Date, the Company shall do or cause to be done all things reasonably necessary to maintain, preserve and renew its corporate existence and that of the Bank and their respective rights and franchises, and comply in all material respects with all related laws applicable to the Company, the Bank or their Subsidiaries.

6.6         Limitation on Repurchases. The Company shall not take any action, including any repurchases, redemption or retirement of its Common Stock or other securities, that would cause any of the Shares to become Excess Shares as defined in the Company’s Articles of Incorporation, as amended from time to time, without the Purchaser given the right to sell such Excess Shares to the Company at a price per share equal to the thirty (30) day volume weighted average price as of the day immediately prior to the Shares becoming Excess Shares.

7.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF PURCHASER.

The Purchaser hereby represents and warrants to the Company, and covenants with Company, severally and not jointly, as follows:

7.1    Legal Power and Authority. It has all necessary power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. It is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

7.2    Authorization and Execution. The execution, delivery and performance of this Agreement has been duly authorized by all necessary action on the part of the Purchaser, and this Agreement, assuming due authorization, execution and delivery by the Company, is a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally or by general equitable principles.

7.3    No Conflicts. Neither the execution, delivery or performance of the Agreement nor the consummation of any of the transactions contemplated hereby will conflict with, violate, constitute a breach of or a default (whether with or without the giving of notice or the passage of time or otherwise) under (i) its organizational documents, (ii) any agreement to which it is party, (iii) any law applicable to it or (iv) any order, writ, judgment, injunction, decree, determination or award binding upon or affecting it, except, in the case of items (ii), (iii) or (iv), for such violations and conflicts that would not reasonably be expected to have, singularly or in the aggregate, a Material Adverse Effect on the Purchaser.

7.4    Purchase for Investment. It is purchasing the Shares for its own account and not with a view to distribution and with no present intention of reselling, distributing or otherwise disposing of the same. It has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Shares in any manner.

7.5    Qualified Institutional Buyer or Accredited Investor. It is and will be on the Closing Date (i) a “qualified institutional buyer” as such term is defined in Rule 144A promulgated under the Securities Act or (ii) an institutional “accredited investor” as such term is defined in Rule 501(a) of Regulation D and as contemplated by subsections (1), (2), (3), (7) and (9) of Rule 501(a) of Regulation D.

7.6    Financial and Business Sophistication. It has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the prospective investment in the Shares. It has relied solely upon its own knowledge of, and/or the advice of its own legal, financial or other advisors with regard to, the legal, financial, tax and other considerations involved in deciding to invest in the Shares.

7.7    Ability to Bear Economic Risk of Investment. It recognizes that an investment in the Shares involves substantial risk. It has the ability to bear the economic risk of the prospective investment in the Shares, including the ability to hold the Shares indefinitely, and further including the ability to bear a complete loss of all of its investment in the Company.

7.8    Information. It acknowledges that: (i) it is not being provided with the disclosures that would be required if the offer and sale of the Shares were registered under the Securities Act, nor is it being provided with any offering circular or prospectus prepared in connection with the offer and sale of the Shares; (ii) it has conducted its own examination of the Company to the extent it deems necessary to make its decision to invest in the Shares; and (iii) it has availed itself of publicly available financial and other information concerning Company to the extent it deems necessary to make its decision to purchase the Shares. It has reviewed the information set forth in the Company’s Reports and the exhibits and schedules hereto. It acknowledges that the Company qualifies as a “smaller reporting company” and, as a result, the Company has elected to scale its disclosures in the Company’s Reports filed with the SEC and that such Company’s Reports include less extensive disclosure than required of other reporting companies.

7.9    Access to Information. It acknowledges that it and its advisors have been furnished with all materials relating to the business, finances and operations of the Company that have been requested of it or its advisors and have been given the opportunity to ask questions of, and to receive answers from, persons acting on behalf of the Company concerning terms and conditions of the transactions contemplated by this Agreement in order to make an informed and voluntary decision to enter into this Agreement.

7.10    Investment Decision. It has made its own investment decision based upon its own judgment, due diligence and advice from such advisors as it has deemed necessary and not upon any view expressed by any other person or entity. Neither such inquiries nor any other due diligence investigations conducted by it or its advisors or representatives, if any, shall modify, amend or affect its right to rely on the Company’s representations and warranties contained herein. It is not relying upon, and has not relied upon, any advice, statement, representation or warranty made by any Person by or on behalf of the Company, except for the express statements, representations and warranties of the Company made or contained in this Agreement. Furthermore, it acknowledges that nothing in this Agreement or any other materials presented by or on behalf of the Company to it in connection with the purchase of the Shares constitutes legal, tax or investment advice.

7.11    Private Placement; No Registration; Restrictive Legends. It understands and acknowledges that the Shares are being sold by the Company without registration under the Securities Act in reliance on the exemption from federal and state registration set forth in, respectively, Rule 506(b) of Regulation D under Section 4(a)(2) of the Securities Act and Section 18 of the Securities Act, or any state securities laws, and accordingly, may be resold, pledged or otherwise transferred only if exemptions from the Securities Act and applicable state securities laws are available to it. It is not purchasing the Shares as a result of or subsequent to any advertisement, article, notice or other communication published in any newspaper, magazine or similar media or broadcast over television or radio or presented at any seminar or meeting. It further acknowledges and agrees that all certificates or other instruments representing the Shares will bear the restrictive legend set forth in Section 7.12 (or in the case of book-entry shares, instructions to the transfer agent for the Common Stock to the same effect). It further acknowledges its primary responsibilities under the Securities Act and, accordingly, will not sell or otherwise transfer the Shares or any interest therein without complying with the requirements of the Securities Act and the rules and regulations promulgated thereunder and the requirements set forth in this Agreement.

7.12    Restrictive Legend. The certificate for the Shares will contain the following restrictive legend (or in the case of book-entry shares, instructions to the transfer agent for the Common Stock to the same effect):

“THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD, PLEDGED, HYPOTHECATED, ASSIGNED OR TRANSFERRED EXCEPT (i) PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WHICH HAS BECOME EFFECTIVE AND IS CURRENT WITH RESPECT TO THESE SECURITIES, OR (ii) PURSUANT TO A SPECIFIC EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT BUT ONLY UPON A HOLDER HEREOF FIRST HAVING OBTAINED THE WRITTEN OPINION OF COUNSEL TO QUAINT OAK BANCORP. INC. (THE “COMPANY”), OR OTHER COUNSEL REASONABLY ACCEPTABLE TO THE COMPANY, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AS WELL AS ANY APPLICABLE “BLUE SKY” OR SIMILAR SECURITIES LAW.”

7.13    Accuracy of Representations. It understands that the Company will rely upon the truth and accuracy of the foregoing representations, acknowledgements and agreements in connection with the transactions contemplated by this Agreement, and agrees that if any of the representations or acknowledgements made by it are no longer accurate as of the Closing Date, or if any of the agreements made by it are breached on or prior to the Closing Date, it shall promptly notify the Company.

7.14    No Prior Ownership of Common Stock. As of the date hereof, the Purchaser does not beneficially own, directly or indirectly, any shares of Common Stock of the Company.

7.15    Representations and Warranties Generally. The representations and warranties of the Purchaser set forth in this Agreement are true and correct as of the date hereof and will be true and correct as of a Closing Date and as otherwise specifically provided herein. Any certificate signed by a duly authorized representative of the Purchaser and delivered to the Company or to counsel for the Company shall be deemed to be a representation and warranty by the Purchaser to the Company as to the matters set forth therein.

8.    MISCELLANEOUS.

8.1    Survival of Representations, Warranties and Agreements. Each of the representations and warranties of the Company and the Purchaser set forth in this Agreement shall survive the Closing Date and the delivery of the Shares for a period of one year.

8.2    Notices. All notices, requests, consents and other communications hereunder shall be in writing and shall be delivered in person, by first-class registered or certified airmail (postage prepaid), by nationally recognized overnight express courier or by facsimile, and shall be deemed given (i) if delivered in person, upon delivery, (ii) if delivered by first-class registered or certified airmail, three business days after so mailed, (iii) if delivered by a nationally recognized overnight courier, one business day after so mailed, and (iv) if delivered by facsimile, upon electronic confirmation of receipt, and shall be delivered as addressed as follows:

if to Company:	Quaint Oak Bancorp, Inc. 501 Knowles Avenue Southampton, Pennsylvania 18966 Attn: Robert T. Strong President and Chief Executive Officer E:rstrong@quaintoak.com

with a copy to:	Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 Attn: Eric M. Marion, Esq. E:emarion@sfttlaw.com

if to Purchaser:	ItalBank International Inc. 33 Calle Bolivia Local 1 San Juan, Puerto Rico 00917 Attn: Rogelio Cardozo Chief Executive Officer E:rcardozo@italbank.com

With a copy to:	DLA Piper (Puerto Rico) LLC 500 Calle de la Tanca, Suite 401 San Juan, Puerto Rico 00901-1969 Attn: Ileana Fernández-Buitrago E:ileana.fernandez@us.dlapiper.com or to such other address or addresses as the party to be given notice may have furnished in writing to the party seeking or desiring to give notice, as a place for the giving of notice; provided that no change in address shall be effective until five (5) Business Days after being given to the other party in the manner provided for above. Any notice given in accordance with the foregoing shall be deemed given when delivered personally or, if mailed, three (3) Business Days after it shall have been deposited in the United States mails as aforesaid or, if sent by overnight courier, the Business Day following the date of delivery to such courier (provided next Business Day delivery was requested).

8.3    Amendment. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by the Company and the Purchaser.

8.4    Interpretation. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Each of the parties has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

8.5    Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

8.6    Governing Law. This Agreement and all transactions contemplated by this Agreement shall be governed by, and construed and enforced in accordance with, the internal Laws of the Commonwealth of Pennsylvania without regard to principles of conflicts of Laws.

8.7    Jurisdiction and Venue. Any legal proceeding arising out of or relating to this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania in Philadelphia County or the United States District Court, Eastern District of Pennsylvania. Each party consents to the jurisdiction of such courts in any such legal proceeding and waives any objection to the laying of venue of any such legal proceeding in such courts. Service of any court paper may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable Laws, rules of procedure or local rules.

8.8    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

8.9    Entire Agreement. This Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein.

8.10    Successors and Assigns. The provisions of the Agreement shall inure to the benefit of and binding upon the parties and their successors and permitted assigns. This Agreement, or any rights or obligations hereunder, may not be assigned by the Company without the prior written consent of the Purchaser. The Purchaser may assign its rights hereunder in whole or in part to any Affiliate of such Purchaser; provided, that such transferee shall agree in writing to be bound, with respect to the transferred Shares, by the terms and conditions of this Agreement that apply to the Purchaser.

8.11    Waiver of Right to Jury Trial. TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, THE COMPANY AND THE PURCHASER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT EITHER MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING IN ANY WAY IN CONNECTION WITH THE AGREEMENT, OR ANY OTHER STATEMENTS OR ACTIONS OF THE COMPANY OR THE PURCHASER. THE COMPANY AND THE PURCHASER EACH ACKNOWLEDGE THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL. THE COMPANY AND THE PURCHASER EACH FURTHER ACKNOWLEDGE THAT (I) IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER, AND (II) THIS WAIVER HAS BEEN REVIEWED BY EACH OF THEM AND THEIR COUNSEL AND IS A MATERIAL INDUCEMENT FOR EACH PARTY HERETO TO ENTER INTO THIS AGREEMENT AND SALE AND PURCHASE OT THE SHARES.

8.12    Expenses. Except as otherwise provided in this Agreement, each of the parties will bear and pay all other costs and expenses incurred by it or on its behalf in connection with the transactions contemplated pursuant to this Agreement.

8.13    Survival. Each of the representations and warranties set forth in this Agreement shall survive the consummation of the transactions contemplated hereby for a period of one year after the date hereof. Except as otherwise provided herein, all covenants and agreements contained herein shall survive until, by their respective terms, they are no longer operative.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be executed by its duly authorized representative as of the date first above written.

COMPANY:

QUAINT OAK BANCORP, INC.

By:	/s/ John J. Augustine
Name:	John J. Augustine
Title:	Executive Vice President and Chief Financial Officer

PURCHASER:

ITALBANK INTERNATIONAL INC.

By:	/s/ Rogelio Cardozo
Name:	Rogelio Cardozo
Title:	Chief Executive Officer

SCHEDULE 5.1.3

Subsidiaries of Quaint Oak Bank

Quaint Oak Mortgage, LLC

Quaint Oak Real Estate, LLC

Quaint Oak Abstract, LLC

QOB Properties, LLC

Quaint Oak Insurance Agency, LLC

Oakmont Capital Holdings, LLC

Oakmont Commercial, LLC

KCMI Capital, Inc. (second tier subsidiary 100% owned by Oakmont Commercial, LLC)